Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Visualant, Inc.

Ron Erickson

206 903 1351

ron@visualant.net

Visualant Receives Second Patent on its Spectral Pattern Matching Technology

Seattle, WA. – January 19, 2012, Visualant, Inc. (OTCBB: VSUL) – a pioneer provider of industry-leading color based identification and diagnostic solutions; an emerging leader in security and authentication systems technology; and distributor of a wide variety of security solutions through its wholly-owned subsidiary, TransTech Systems, Inc. – is pleased to announce that it has received its second patent on its Spectral Pattern Matching (“SPM”) technology.

The Visualant technology was developed by renowned research scientists, Drs. Tom Furness and Brian Schowengerdt. A number of years were spent in the laboratory developing a unique proprietary approach to mapping color at the photon level and using that mapping as a basis for authentication and diagnostics.  In conjunction with the stellar work being done in the lab, the Company pursues an aggressive patent strategy to protect its unique intellectual property.

Drs. Furness and Schowengerdt and their laboratory development team brought a generation of experience to the Visualant SPM development process. Dr. Furness is known in many circles as the “Father of Virtual Reality.” Dr. Schowengerdt is an internationally renowned leader in the field of color perception.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,081,304 and is entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy.”

Ron Erickson, Visualant Founder and CEO, stated, “We are very pleased to receive our second patent covering our SPM technology. We expect more patents to be issued as we build the intellectual property foundation for Visualant’s business and move into the marketplace with diverse applications of our SPM technology. With the issuance of this patent we also want to acknowledge the extraordinary work of our patent counsel, Frank Abramonte of the Seed Intellectual Property Group PLLC.”

About Visualant, Inc.

Visualant, Inc. (OTCBB:VSUL and www.visualant.net) develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items. When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance. This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”). SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.

Through its wholly owned subsidiary, TransTech Systems, Inc. (www.ttsys.com), the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.